ELECTRONICS FOR IMAGING, INC.
                                303 Velocity Way
                          Foster City, California 94404

                              ---------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         To be held on December 7, 2000

TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the "Company"), will be held on December 7, 2000 at 9:00 a.m., Pacific Standard Time, at the Company's Corporate headquarters, 303 Velocity Way, Foster City, California 94404 for the following purposes:

         1. To approve an amendment to the Company's 1999 Equity Incentive Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 4,500,000 shares.

         2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on November 3, 2000 are entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

         All stockholders are cordially invited to attend the Special Meeting in person. However, to assure your representation at the Special Meeting, you are urged to mark, sign, date and return the enclosed proxy for that purpose. Any stockholder attending the Special Meeting may vote in person even if he or she has returned a proxy.

                                              Sincerely,


                                              ---------------
                                              Joseph Cutts
                                              Secretary

Foster City, California
November 9, 2000

                             YOUR VOTE IS IMPORTANT

         IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE
      REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY
               AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.


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                          ELECTRONICS FOR IMAGING, INC.

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the "Company"), for use at the Special Meeting of
Stockholders to be held Thursday, December 7, 2000 at 9:00 a.m., Pacific Standard Time (the "Special Meeting"), or at any adjournment or postponement thereof. The Special Meeting will be held at the Company's corporate headquarters, 303 Velocity Way, Foster City, California 94404. The Company intends to mail this proxy statement and accompanying proxy card on or about November 9, 2000.

          At the Special Meeting, the stockholders of the Company will be asked:
(1) to approve an amendment to the 1999 Equity Incentive Plan to increase the number of shares authorized for issuance thereunder by 4,500,000 shares and (2) to transact such other business as may properly come before the meeting. All proxies which are properly completed, signed and returned to the Company prior to the Special Meeting will be voted.

Voting Rights and Outstanding Shares

         Only stockholders of record at the close of business on November 3, 2000 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of November 3, 2000, the Company had outstanding and entitled to vote 53,722,062 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote per each share on all matters to be voted upon by the stockholders.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

         In the event that sufficient votes in favor of the proposals are not received by the date of the Special Meeting, the persons named as proxies may propose one or more adjournments of the Special Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the outstanding shares present in person or by proxy at the Special Meeting.

Solicitation

         The cost of preparing, assembling, printing and mailing the Proxy Statement, the Notice of Special Meeting and the enclosed proxy, as well as the cost of soliciting proxies relating to the Special Meeting will be borne by the Company. The Company will request banks, brokers, dealers and voting trustees or other nominees to solicit their customers who are beneficial owners of shares listed of record in names of nominees, and will reimburse them for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by directors, officers and regular employees of the Company or, at the Company's request Corporate Investor Communications, Inc. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services, but Corporate Investor Communications, Inc. will be paid its customary fee, estimated to be about $7,500, if it renders solicitation services.

Revocability of Proxies

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the Company's principal executive office, 303 Velocity Way, Foster City, California 94404, a written notice of revocation or a duly executed proxy bearing a later date or it may be revoked by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, by itself, revoke a proxy.

Stockholder Proposals To Be Presented at Next Annual Meeting

         The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's annual meeting of stockholders to be held in the year 2001, pursuant to Rule 14a-8 of the Securities and Exchange Commission, is December 6, 2000. Unless a stockholder who wishes to bring a matter before the stockholders at the Company's annual meeting of stockholders notifies the Company of such matter prior to February 19, 2001, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

                                  PROPOSAL ONE

                   AMENDMENT TO THE 1999 EQUITY INCENTIVE PLAN

DESCRIPTION OF THE PLANS

         The Company has previously adopted three stock plans, the 1989 Stock Plan (the "1989 Plan"), the 1990 Stock Plan (the "1990 Plan") and the 1999 Equity Incentive Plan (the "1999 Plan" and, together with the 1989 Plan and the 1990 Plan, the "Stock Plans"). The Stock Plans are administered by the Board of Directors or a committee appointed by the Board. The Stock Plans provide for grants to employees, consultants and directors of the Company or any parent or subsidiary (as defined in the Stock Plans) of the Company.

         The 1989 Plan was terminated on May 6, 1999 upon approval by stockholders of the 1999 Plan. No options or stock purchase rights have been issued under the 1989 Plan since November 30, 1992. Any shares (plus any shares that might in the future be returned to the 1989 Stock Plan as a result of cancellations or expiration of awards) that remained available for future grants under the 1989 Stock Plan have been returned to the total authorized but unissued shares of Common Stock of the Company.

          The 1990 Stock Plan by its terms expired in June 2000. All options available under the 1990 plan have been issued. Any shares (plus any shares that might in the future be returned to the 1990 Stock Plan as a result of cancellations or expiration of awards) that remained available for future grants under the 1990 Stock Plan have been returned to the total authorized but unissued shares of Common Stock of the Company.

         As of November 3, 2000, 13,241,088,  17,799,350,  and 4,891,535 options to purchase shares of Common Stock had been granted under the 1989 Plan, 1990 Plan and 1999 Plan, respectively, and a total of 14,395,784 options had been exercised under all Stock Plans. As of November 3, 2000, 798,405 options were available for grant under 1999 Plan. As of November 3, 2000, 10,126,385 options were outstanding under the Plans at a weighted average per share exercise price of $33.28.

         Prior to this proposed increase, 5,100,000 shares of Common Stock had been reserved for issuance under the 1999 Plan.

Proposed Amendment

         On October 27, 2000 the Board of Directors approved an amendment to the 1999 Plan to increase the number of shares reserved for issuance thereunder for an additional 4,500,000 shares. As a result of this amendment, the Board of Directors has reserved an aggregate of 9,600,000 shares of Common Stock under the 1999 Plan. This amendment is subject to stockholder approval.

         The Stock Plans are long-term incentive plans for all employees. These plans are intended to align stockholder and employee interests by creating a direct link between long-term rewards and the value of the Company's shares. The Board of Directors believes that long-term stock ownership by all employees, including executive officers, is an important factor in achieving above-average growth in share value and in retaining valued employees. Since the value of a stock option bears a direct relationship to the Company's stock price, the Board further believes that stock options motivate employees to manage the Company in a manner which will benefit all stockholders.

         A combination of events is straining our allocation of approved shares. The Company has grown from 758 employees at the end of 1999 to a current level of approximately 900 employees as a result of both internal growth and the recent acquisition of Splash Technology Holdings, Inc. More importantly, due to recent market conditions and the impact on the Company's stock price, approximately 60% of all options that have been issued and are outstanding have a weighted average exercise price of $33 or higher and approximately 39% have a weighted average exercise price of $45 or higher. As a result, most Company employees currently hold stock options that have a zero valuation. While the Company is continuously looking for opportunities to grow its business and continue its success in the marketplace, its ability to continue to grow is affected by its ability to recruit and retain qualified employees. The Company faces extremely competitive hiring conditions in the Silicon Valley as both large companies and small Internet startups offer prospective employees significant equity opportunities. Therefore, in order to recruit and retain qualified employees, the Company needs to provide meaningful equity opportunities. Because the value of a stock option bears a direct relationship to the Company's stock price, the Board believes that stock options motivate employees to manage the Company in a manner which will benefit all stockholders.. Stockholders are requested to approve the amendment to the 1999 Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 4,500,000 shares to enable us to provide employees with meaningful equity opportunities while increasing shareholder value at the same time. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the 1999 Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Company's Board of Directors unanimously recommends a vote "FOR" the amendment to the 1999 Plan.

The essential features of the 1999 Plan are outlined below.

GENERAL

         The 1999 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, stock bonuses and restricted stock purchase awards (collectively "awards"). Incentive stock options granted under the 1999 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the 1999 Plan are not intended to qualify as incentive stock options under the Code. Stock appreciation rights granted under the 1999 Plan may be tandem rights, concurrent rights or independent rights. See "Federal Income Tax Information" for a discussion of the tax treatment of awards.

PURPOSE

         The Board adopted the 1999 Plan, and amended the 1999 Plan to provide for additional grants thereunder, to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. All of the approximately 900 employees, directors and consultants of the Company and its affiliates are eligible to participate in the 1999 Plan.

ADMINISTRATION

         The Board administers the 1999 Plan. Subject to the provisions of the 1999 Plan, the Board has the power to construe and interpret the 1999 Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of Common Stock to be subject to each award, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price of each option, the type of consideration and other terms of the option or award.

         The Board has the power to delegate administration of the 1999 Plan to a committee composed of one or more members of the Board. In the discretion of the Board, a committee may consist solely of two or more "non-employee directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or solely of two or more "outside directors" within the meaning of Section 162(m) of the Code. For this purpose, a "non-employee director" generally is a director who does not receive remuneration from the Company other than compensation for service as a director (except for amounts not in excess of specified limits applicable pursuant to Rule 16b-3 under the Exchange Act). An "outside director" generally is a director who is neither a current or former officer of the Company nor a current employee of the Company, does not receive any remuneration from the Company other than compensation for service as a director, and is not employed by or have certain ownership interests in an entity that receives remuneration from the Company (except within specified limits applicable under regulations issued pursuant to Section 162(m) of the Code). If administration is delegated to a committee, the committee has the power to delegate administrative powers to a subcommittee. As used herein with respect to the 1999 Plan, the "Board" refers to any committee the Board appoints or, if applicable, any such subcommittee, as well as to the Board itself. In accordance with the foregoing provisions, the Board has delegated administration of the 1999 Plan to the Compensation Committee. Also in accordance with the foregoing provisions, on June 1, 1999, the Board of Directors approved the delegation of administrative authority under the 1999 Plan to a committee to consist of one director (the "Non-Officer Stock Option Committee"), with the power and authority to grant stock awards to eligible persons under the respective plans who are not subject to Section 16 of the Exchange Act of 1934.

ELIGIBILITY

         Incentive stock options and stock appreciation rights appurtenant thereto may be granted under the 1999 Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors, and consultants of both the Company and its affiliates are eligible to receive all other types of awards under the 1999 Plan.

         No incentive stock option may be granted under the 1999 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 1999 Plan and all other such plans of the Company and its affiliates) may not exceed $100,000.

         No employee may be granted options and/or stock appreciation rights under the 1999 Plan exercisable for more than (i) 2,000,000 shares of Common Stock during any fiscal year if such shares are granted in connection with an employee's initial employment with the Company or (ii) 1,000,000 shares of Common Stock during any fiscal year if such shares are granted for reasons other than an employee's initial employment with the Company (collectively, the "Section 162(m) Limitations").

STOCK SUBJECT TO THE 1999 PLAN

         Subject to this Proposal, an aggregate of 10,850,000 shares of Common Stock is reserved for issuance under the 1999 Plan. The 1999 Plan provides that the aggregate number of shares of Common Stock subject to awards granted in the form of stock bonuses and restricted stock may not exceed 10% of the aggregate shares reserved for issuance under the 1999 Plan. If awards granted under the 1999 Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such awards again becomes available for issuance under the 1999 Plan. If the Company reacquires unvested stock issued under the 1999 Plan, the reacquired stock will not again become available for reissuance under the 1999 Plan.

TERMS OF OPTIONS

         The following is a description of the permissible terms of options under the 1999 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

         Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 100% of the fair market value of the stock on the date of grant. As of November 3, 2000 the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $15.625 per share.

         The exercise price of options granted under the 1999 Plan must be paid either in cash at the time the option is exercised or, at the discretion of the Board, (i) by delivery of other Common Stock of the Company, (ii) pursuant to a deferred payment arrangement, or (iii) in any other form of legal consideration acceptable to the Board.

         Option Exercise. Options granted under the 1999 Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Vesting typically will occur during the optionholder's continued service with the Company or an affiliate, whether such service is performed in the capacity of employee, director or consultant (collectively, "service") and regardless of any change in the capacity of such service. Shares covered by different options granted under the 1999 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the 1999 Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the participant's service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by (i) a cash payment upon exercise, (ii) authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, (iii) delivering already-owned Common Stock of the Company, or (iv) combination of these means.

         Term. The maximum term of options under the 1999 Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the 1999 Plan generally terminate three months after termination of the participant's service unless (i) such termination is due to the participant's disability, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination;
(ii) the participant dies before the participant's service has terminated, or within three months after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant's death) within 18 months of the participant's death by the person or persons to whom the rights to such option have passed; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant's death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

         The option term may be extended in the event that exercise of the option within these periods is prohibited by law, particularly applicable securities law.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

         Payment. The Board determines the purchase price under a restricted stock purchase agreement but the purchase price may not be less than 50% of the fair market value of the Company's Common Stock on the date of grant. The Board may award stock bonuses in consideration of past services without a purchase payment. See "Stock Subject to the 1999 Plan" regarding the limitation on the aggregate number of shares eligible to be granted as restricted stock awards and bonuses.

         The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the 1999 Plan must be paid either in cash at the time the award is exercised or at the discretion of the Board, (i) by delivery of other Common


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


Stock of the Company, (ii) pursuant to a deferred payment arrangement, or (iii) in any other form of legal consideration acceptable to the Board.

         Vesting. Shares of stock sold or awarded under the 1999 Plan may, but need not be, subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement under the 1999 Plan.

         Restrictions on Transfer. Rights under a stock bonus or restricted stock bonus agreement may not be transferred except where such assignment is required by law or expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement.

STOCK APPRECIATION RIGHTS

         The 1999 Plan authorizes three types of stock appreciation rights.

         Tandem Stock Appreciation Rights. Tandem stock appreciation rights are tied to an underlying option and require the participant to elect whether to exercise the underlying option or to surrender the option for an appreciation distribution equal to the market price of the vested shares purchasable under the surrendered option less the aggregate exercise price payable for such shares. Appreciation distributions payable upon exercise of tandem stock appreciation rights shall generally be made in cash.

         Concurrent Stock Appreciation Rights. Concurrent stock appreciation rights are tied to an underlying option and are exercised automatically at the same time the underlying option is exercised. The participant receives an appreciation distribution equal to the market price of the vested shares purchased under the option less the aggregate exercise price payable for such shares. Appreciation distributions payable upon exercise of concurrent stock appreciation rights shall generally be made in cash.

         Independent Stock Appreciation Rights. Independent stock appreciation rights are not tied to any underlying option, but instead are denominated in "share equivalents." A share equivalent for this purposes is equal to a share of Common Stock. Independent stock appreciation rights entitle the participant to receive, upon exercise, a distribution for each exercised share equivalent that is equal to the current fair market value of a share of Common Stock, less the value of the share on the original date of grant. Distributions payable upon exercise of independent stock appreciation rights may, at the Board's discretion, be made in cash, in shares of stock or a combination thereof.

RESTRICTIONS ON TRANSFER

         The participant may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. A participant may designate a beneficiary who may exercise the option following the participant's death. During the lifetime of the participant, however, only the participant may exercise an incentive stock option. The Board may grant nonstatutory stock options that are transferable in certain limited instances. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

ADJUSTMENT PROVISIONS

         Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of Common Stock subject to the 1999 Plan and outstanding awards. In that event, the 1999 Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the 1999 Plan and the Section 162(m) Limitation, and outstanding awards will be adjusted as to the class, number of shares and price per share of Common Stock subject to such awards.

EFFECT OF CERTAIN CORPORATE EVENTS

The 1999 Plan provides that, in the event of a sale of substantially all of the assets of the Company, specified types of merger, or other corporate reorganization ("change in control"), any surviving corporation will be required to either assume or continue awards outstanding under the 1999 Plan or substitute similar awards for those outstanding under the 1999 Plan. If any surviving corporation declines to assume or continue awards outstanding under the 1999 Plan, or to substitute similar awards, then, with respect to participants whose service has not terminated, the vesting and the time during which their options may be exercised will be accelerated and, for all awards, any repurchase rights or acquisition rights shall lapse. In such event, an outstanding option will terminate if the optionholder does not exercise it before the deadline established by the Board at or following the occurrence of the change in control. The acceleration of vesting or lapse of restrictions on an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

         The Board may suspend or terminate the 1999 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1999 Plan will terminate on March 28, 2009.

         The Board may also amend the 1999 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the 1999 Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 of the Exchange Act); (ii) change the 1999 Plan in any other way if such change requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or to satisfy the requirements of
Section  422 of the Code or any  Nasdaq  National  Market  or  other  applicable securities exchange listing requirements. The Board may submit any other amendment to the 1999 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

FEDERAL INCOME TAX INFORMATION

         Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 39.6%. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

         Incentive Stock Options. Incentive stock options under the 1999 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

         There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

         If a participant holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss.

         Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the purchase and sale. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

         To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

         Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the 1999 Plan generally have the following federal income tax consequences:

         There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of
Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

         Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

         Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments, an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

         Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

         Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

         Compensation attributable to restricted stock purchases will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of "outside directors," (ii) the number of shares subject to the award is within the per-employee limitation described above, and (iii) the purchase price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses and restricted stock purchases with a purchase price below fair market value qualify as performance-based compensation under the Treasury regulations only if (i) the award is granted by a compensation committee comprised solely of "outside directors," (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount - or formula used to calculate the amount - payable upon attainment of the performance goal).

                               SECURITY OWNERSHIP

         Except as otherwise indicated below, the following table sets forth certain information regarding beneficial ownership of Common Stock of the Company as of November 3, 2000 by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer listed in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

                                                               Common Stock
                                                          ----------------------
                                                           No. of       Percent
        Name of Beneficial Owner (1)                       Shares         Owned
--------------------------------------------------------- ---------     -------
J&W Seligman & Company .................................. 8,179,600       15.2%
100 Park Avenue
New York, New York 10017

T. Rowe Price Associates, Inc. .......................... 5,064,700        9.4%
100 East Pratt Street
Baltimore, Maryland 21202

FMR Corporation ......................................... 2,993,200        5.6%
82 Devonshire Street
Boston, Massachusetts 02109

Dan Avida (2) ........................................... 1,134,300        2.1%

Fred Rosenzweig (3) .....................................   357,000          *

Guy Gecht (4) ...........................................   288,063          *

Thomas Unterberg (5) ....................................   162,000          *

Eric Saltzman (6) .......................................   146,000          *

Dan Maydan (7) ..........................................    59,760          *

Gill Cogan (5) ..........................................    58,000          *

Jean-Louis Gassee (5) ...................................    58,000          *

James S. Greene .........................................    25,000          *

Mark Lee ................................................        --         --

All executive officers and directors as a group (11
     persons) (8) ....................................... 1,363,153       2.5%
-------------------

*    Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 53,722,062 shares outstanding on November 3, 2000, adjusted as required by rules promulgated by the Securities and Exchange Commission (the "SEC").

(2) Includes 349,091 shares of Common Stock issuable upon exercise of options granted under the 1990 Stock Plan which are exercisable within 60 days of November 3, 2000.

(3) Includes 173,958 shares of Common Stock issuable upon exercise of options granted under the 1990 Stock Plan which are exercisable within 60 days of November 3, 2000.

(4)  Consists  solely  of  107,250  shares  of Common  Stock  issuable  upon the
     exercise  of  options   granted  under  the  1990  Stock  Plans  which  are
     exercisable within 60 days of November 3, 2000.

(5) Includes 25,291 shares of Common Stock issuable upon exercise of options granted under the 1990 Stock Plan which are exercisable within 60 days of November 3, 2000.

(6) Includes 15,550 shares of Common Stock issuable upon exercise of options granted under the 1990 Stock Plan which are exercisable within 60 days of November 3, 2000.

(7) Includes 25,491 shares of Common Stock issuable upon exercise of options granted under the 1990 Stock Plan which are exercisable within 60 days of November 3, 2000

(8) Includes an aggregate of 527,852 shares of Common Stock issuable upon the exercise of options granted to executive officers and directors collectively under 1990 Stock Plans which are exercisable within 60 days of November 3, 2000.



Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of security ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5 filings were required, the Company believes that during the period from January 1, 1999 to December 31, 1999, all Section 16(a) filing requirements applicable to officers, directors or greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

Compensation of Executive Officers

         The following  table sets forth certain summary  information  regarding compensation  paid by the Company for services  rendered during the fiscal years ended  December  31,  1999,  1998 and  1997 to all  individuals  serving  as the
Company's Chief  Executive  Officer during the last complete fiscal year and its four most highly  compensated  executive officers other than the Chief Executive
Officer.
                           Summary Compensation Table
                                                                                      Long-Term
                                                                                     Compensation
                                                          Annual Compensation           Awards
                                                        ------------------------     ----------       All Other
                                                         Salary         Bonus         Number Of      Compensation
Name and Principal Position                    Year      ($) (1)       ($) (1)         Options           ($)
---------------------------                    ----     ---------     -----------     ----------     ------------
Dan Avida                                      1999      425,000      372,894 (2)      130,000         9,200 (8)
Former Chairman of the Board                   1998      400,000      451,713 (3)      100,000         6,000 (5)
of Directors and former Chief                  1997      375,000      212,810 (4)       90,000       179,876 (6)
Executive Officer (9)

Guy Gecht (10)                                 1999      257,500      216,016 (2)      110,000         5,600 (8)
Chief Executive Officer and
former President of the Company

Mark Lee (11)                                  1999      218,750      127,954 (2)       50,000         8,000 (8)
Former Vice President, Worldwide Sales         1998      164,500      140,341 (7)       25,000         4,800 (5)

Fred Rosenzweig                                1999      306,250      263,951 (2)      110,000         8,000 (8)
President and                                  1998      242,500      202,167 (3)       37,000         4,800 (5)
Chief Operating Officer                        1997      210,000       85,124 (4)       26,000         4,600 (5)

Eric Saltzman (12)                             1999      248,750      143,601 (2)       60,000         8,000 (8)
Former Chief Financial Officer and             1998      212,500      143,750 (3)       30,000         4,800 (5)
former Corporate Secretary                     1997      185,000       59,992 (4)       17,000         4,800 (5)

(1) Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(2) Represents bonuses accrued in 1999 under the Executive Bonus Plan and paid in February 2000.

(3) Represents bonuses accrued in 1998 under the Executive Bonus Plan and paid January 1999.

(4) Represents bonuses accrued in 1997 under the Executive Bonus Plan and paid in March 1999.

(5)  Automobile allowance.

(6) Consists of a $173,876 payment to compensate for personal tax consequences on conversion of previously granted incentive stock options to non-statutory stock options at the Company's request and a $6,000 automobile allowance.

(7) Consists of a $49,891 commission and a $90,450 bonus accrued in 1998 under the Executive Bonus Plan and paid in January 1999.

(8) Represents the matching contribution which the Company made on behalf of each Named Officer to the Company's 401(k) Plan and automobile allowance.


(9)  Mr. Avida resigned as Chief Executive Officer as of January 1, 2000.

(10) Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000. During fiscal year 1999 Mr. Gecht served as President of the Company.

(11) Mr. Lee resigned from the Company in January 2000. During fiscal year 1999 Mr. Lee served as Vice President, Worldwide Sales.

(12) Mr. Saltzman resigned from the Company in April 2000.

Compensation of Directors

         In 1999, outside members of the Board of Directors received cash compensation in the amount of $15,000 per year plus $1,000 per Board of Directors meeting or $500 per Board of Directors meeting attended by telephone and $1,000 per Committee meeting, in addition to reimbursement of reasonable expenses incurred in attending meetings. In 1999, all outside members of the Board of Directors were granted 18,000 options to purchase shares of the Company's Common Stock. The options were granted on March 24, 1999 and are exercisable starting approximately one year after the grant date, with 25% of the option shares becoming exercisable on April 20, 2000, and then quarterly (ratably), with full vesting on April 20, 2003.

                        STOCK OPTION GRANTS AND EXERCISES

         The following table sets forth information regarding stock option grants made during the fiscal year ended December 31, 1999 to each of the executive officers named in the Summary Compensation Table.
              Option Grants in Fiscal Year Ended December 31, 1999

                                        Individual Grants
                         ------------------------------------------------         Potential Realizable
                           Number    % of Total                               Value at Assumed Annual Rates
                          Of Shares    Options                                of Stock Price Appreciation for
                        Underlying   Granted to   Exercise                          Option Term (3)
                          Options    Employees     Price      Expiration      ---------------------------
                         Granted (1)   in 1999   Per Share     Date (2)             5%            10%
                        ------------ ---------- ----------- -------------     ----------     ------------
Dan Avida                130,000         4.4%     $33.81      3/23/09         $2,763,428      $7,005,517

Guy Gecht                110,000         3.7%      33.81      3/23/09          2,338,285       5,925,207

Mark Lee                  50,000         1.7%      33.81      3/23/09          1,062,857       2,693,276

Fred Rosenzweig          110,000         3.7%      33.81      3/23/09          2,338,285       5,925,207

Eric Saltzman             60,000         2.0%      33.81      3/23/09          1,275,428       3,231,931

(1) Options granted on March 24, 1999 are exercisable starting approximately one year after the grant date, with 25% of the option shares becoming exercisable on April 20, 2000, and then quarterly thereafter (ratably), with full vesting on April 20, 2003. Each grant was made at an exercise price equal to the fair market value on the date of grant.

(2) The options have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(3) The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of its future Common Stock price.

         The following table sets forth information regarding exercises of stock options during the fiscal year ended December 31, 1999 by each of the executive officers named in the Summary Compensation Table.

                Aggregated Option Exercises in Fiscal Year Ended
               December 31, 1999 and Fiscal Year End Option Values
                                                                Number of                       Value of Unexercised
                        Shares                              Unexercised Options                 In-the-Money Options
                      Acquired on      Value                    at 12/31/99                        at 12/31/99 (2)
                                                      -------------------------------     -------------------------------
Name                   Exercise      Realized(1)       Exercisable      Unexercisable     Exercisable       Unexercisable
----                -------------    -----------       -----------      -------------     -----------       -------------
Dan Avida               223,000       10,446,362        727,236            287,500          $32,561,288       $8,196,875

Guy Gecht                29,187          667,666         14,250            138,813             $289,031       $3,588,546

Mark Lee                 12,750          439,398          5,000             73,250               54,375        2,046,641

Fred Rosenzweig          64,500        2,433,240         60,250            161,750            1,850,906        4,404,656

Eric Saltzman            72,000        2,743,403          8,500             98,500               92,438        2,793,375

(1) This amount represents the market value of the underlying securities on the exercise date minus the exercise price of such options.

(2) This amount represents the market value of the underlying securities relating to "in-the-money" options at December 31, 1999 minus the exercise price of such options.

                              EMPLOYMENT AGREEMENTS

         The Company entered into employment agreements with Mr. Avida in January 2000 and with Mr. Gecht, Mr. Rosenzweig, and Ms. Smith in March 2000, whereby each executive's employment shall continue to be "at will." The employment agreements state an annual base salary, subject to any increases annually as the Company's Board shall authorize from time to time in connection with an annual review and provides for such performance bonus amounts as the Company's Board authorizes. In addition, the employment agreements contain certain provisions that take effect upon a change of control of the Company. If the executive's employment is involuntarily or constructively terminated other than for cause within a period beginning 90 days before and ending 18 months after a change of control, the executive will be entitled to a lump sum severance payment in an amount equal to one-half of his then current annual salary and bonus. Mr. Avida's employment agreement terminates upon the earlier
(i) December 31, 2001, (ii) incapacity, or (iii) death. All other employment agreements terminate upon the earlier of (i) the date that all obligations of the parties thereunder have been satisfied, (ii) March 8, 2003 or (iii) eighteen
(18) months after a change of control unless the Executive's employment terminates as a result of involuntary or constructive termination.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Jean-Louis Gassee has served on the Compensation Committee of the Board of Directors from its formation in August 1992 through December 31, 1999. Thomas I. Unterberg has served on the Compensation Committee of the Board of Directors from his appointment in February 1995 through December 31, 1999. No member of this Committee was at any time during the 1999 fiscal year or at any other time an officer or employee of the Company.

No executive officer of Electronics For Imaging, Inc. served on the board of directors or compensation committee of any entity that includes one or more members of the Board of Directors of Electronics for Imaging, Inc.

                              RELATED TRANSACTIONS

         The Company has entered into employment agreements with certain of its executive officers. See "Employment Agreements."

           COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

       Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation of over $1 million paid to any one of the corporation's chief executive officer and four other most highly compensated executive officers for any single fiscal year. Qualifying performance-based compensation is not subject to such limitation if certain requirements are met. Because the Company's 1989 Stock Plan, 1990 Stock Plan and 1999 Equity Incentive Plan may not satisfy the requirements of Section 162(m) with respect to the options granted thereunder, the Compensation Committee may take action in the future to comply with these requirements. Given the current levels of cash compensation paid to the Company's executive officers, the Compensation Committee is not expected to take any action with respect to the cash elements of the Company's executive compensation program at this time, but will evaluate possible action, to the extent consistent with other objectives of the Company's compensation program, if the cash compensation of any executive officer approaches the $1 million level in the future.

[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]




                             <PLOT POINTS TO COME>





                                  OTHER MATTERS

         The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                              By Order of the Board of Directors


                                              ----------------------------------
                                              Joseph Cutts
                                              Secretary

Dated:  April 5, 2000

         A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 is available without charge upon written request to: Corporate Secretary, Electronics for Imaging, Inc., 303 Velocity Way, Foster City CA 94404.

                                                               SKU # 1149-PS1-00